EXHIBIT 99.1

                         THE SOUTHERN BANC COMPANY, INC.

FOR IMMEDIATE RELEASE                        FOR MORE INFORMATION CONTACT
July 15, 1999                                Mr. James B. Little, Jr.

                                             Chairman of the Board and President
                                             (256) 543-3860

                         THE SOUTHERN BANC COMPANY, INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

Gadsden, Alabama - July 15, 1999 - The Board of Directors of The Southern Banc Company, Inc. (AMEX: SRN) adopted a shareholder rights plan (the "Plan") and declared a dividend distribution of one common stock purchase right on each outstanding share of the Company's common stock.

Mr. James B. Little, Jr., Chairman of the Board and President of the Company, stated: "The Board of Directors determined that the adoption of the Plan is an effective and reasonable method to protect our stockholders against certain coercive or unfair takeover attempts. We are particularly concerned that the future benefits of our current business plan could be denied to stockholders by an opportunistic, undervalued acquisition of the Company. The Plan is designed to ensure that the Company's stockholders are not deprived of their rights to share in the Company's long-term potential, while not preventing offers in which all stockholders are offered a fair price for their shares."

The Plan provides for the distribution of one common stock purchase right for each outstanding share of the Company's common stock on August 2, 1999. Each stockholder is automatically entitled to the rights and no physical distribution of new certificates will be made at this time. The distribution of rights will not be taxable to stockholders.

Under the Plan, the rights to purchase shares of the Company's common stock will be exercisable only if (i) a person or group acquires, or announces an intention to acquire, 15% or more of the Company's common stock or (ii) the Company's Board of Directors declares a 10% or greater stockholder to be an Adverse Person, as defined in the Plan. Upon the occurrence of certain triggering events, each right would entitle the holder to purchase additional shares of the Company's common stock, or securities of a company that acquires the Company, at a 50% discount to their respective market values at such time.

At March 31, 1999, the Company had total assets of $99.8 million and stockholders' equity of $17.9 million, or 17.9% of total assets. The Company is the holding company for First Federal Savings and Loan Association of Gadsden, which operates four banking offices in Gadsden, Albertville, Guntersville, and Centre, Alabama.